Exhibit 99.1

Encore Acquisition Company Announces $150 Million Offering of Senior Subordinated Notes

FORT WORTH, Texas — March 29, 2004 — Encore Acquisition Company (“Encore” or “the Company”) (NYSE: EAC) announced today that it intends to offer, subject to market and other conditions, $150 million of senior subordinated notes due 2014 in a private offering. Encore intends to use the net proceeds of the proposed offering to fund the Cortez Oil & Gas, Inc. acquisition, announced on March 2, 2004, and for repayment of outstanding indebtedness under Encore’s existing credit facility. The proceeds of the notes will be placed in escrow pending the closing of the Cortez acquisition, which is expected to occur in the second quarter of 2004.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The securities to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release includes forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Forward-looking statements in this press release relate to, among other things, the offering of the notes and the closing of the Cortez acquisition. Information on risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements is available in Encore’s filings with the Securities and Exchange Commission.

Contact:

Encore Acquisition Company, Fort Worth
Roy W. Jageman, 817-339-0861
or
William J. Van Wyk, 817-339-0812